UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 15, 2006

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Hawaii Street

El Segundo, California 90245

(Address of principal executive offices including Zip Code)

(310) 536-2400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01.	Other Events.

DaVita Inc. (the “Company”) previously reported that it was considering making an election pursuant to Section 338(h)(10) of the Internal Revenue Code (the “Code”) in connection with the Company’s acquisition of DVA Renal Healthcare, Inc. (formerly known as Gambro Healthcare, Inc.) as permitted under the Stock Purchase Agreement, dated December 6, 2004, between the Company and Gambro Inc. If the Company made such an election, it would have required an additional cash payment to Gambro Inc. estimated to be approximately $170 million. The Company has determined that it will not make such an election pursuant to Section 338(h)(10) of the Code. During the course of 2006, the Company anticipates using a portion of its available cash to reduce its outstanding debt obligations. The Company intends to prepay approximately $100 million of its outstanding debt obligations under its credit agreement on or about March 17, 2006.

The information included in this Current Report on Form 8-K contains forward-looking statements. All statements that do not concern historical facts are forward-looking statements. These statements involve substantial known and unknown risks and uncertainties that could cause the actual results to differ materially from those described herein, including those risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Company’s forward-looking statements are based on information currently available to it, and the Company undertakes no obligation to update or revise these statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: March 15, 2006	/s/ Joseph Schohl
Joseph Schohl
Vice President, General Counsel and Secretary